Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of AGM Group Holdings Inc.:

We consent to the inclusion in the foregoing Registration Statement of AGM Group Holdings Inc. (the “Company”) on Form F-1 Amendment No.5, of our report dated July 20, 2017, except for Note 2(q) Restatement, as to which the date is August 16, 2017, relating to our audits of the accompanying consolidated balance sheets of AGM Group Holdings Inc. and its subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income, changes in shareholder’s equity and cash flows for the year then ended December 31, 2016 and the period from inception (April 27, 2015) to December 31, 2015.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

October 11, 2017